EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING
MAST THERAPEUTICS, INC.
WITH AND INTO
ADVENTRX PHARMACEUTICALS, INC.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Mast Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (the “Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of “Mast Therapeutics, Inc.”:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merger Sub is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of each class of capital stock of the Merger Sub.

THIRD: The Board of Directors of the Corporation, by the resolutions adopted at a meeting held on February 28, 2013 and attached hereto as Annex 1, duly determined to merge the Merger Sub with and into the Corporation and to effect a change of the Corporation’s name to Mast Therapeutics, Inc. in connection with such merger pursuant to Section 253 of the DGCL.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

FIFTH: The amended and restated certificate of incorporation of the Corporation, as amended and in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“ARTICLE I:  The name of this corporation is Mast Therapeutics, Inc. (the ‘Corporation’).”

SIXTH: This Certificate of Ownership and Merger shall be effective as of 12:01 a.m. Eastern time on March 11, 2013.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 28th day of February 2013.

ADVENTRX Pharmaceuticals, Inc.

By:	/s/ Patrick L. Keran

Name: Title:	Patrick L. Keran President, Chief Operating Officer and Secretary

 Annex 1

RESOLUTIONS OF
THE BOARD OF DIRECTORS
OF THE CORPORATION

WHEREAS, it is advisable and in the best interests of ADVENTRX Pharmaceuticals, Inc. (the “Company”) to change the name of the Company from ADVENTRX Pharmaceuticals, Inc. to Mast Therapeutics, Inc. (the “Name Change”), and to effect the Name Change pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, in connection with the Name Change, the Company desires to form a wholly-owned subsidiary, Mast Therapeutics, Inc., a Delaware corporation (the “Subsidiary”), to merge with and into the Company pursuant to the provisions of Section 253 of the DGCL, so that the Company will be the surviving corporation following the merger (the “Merger”); and

WHEREAS, in connection with the Name Change, the Company desires to change the Corporation’s trading symbol on the NYSE MKT from “ANX” to “MSTX” (the “Trading Symbol Change”);

NOW, THEREFORE, BE IT, RESOLVED, that the Name Change and the Trading Symbol Change are authorized and approved.

RESOLVED FURTHER, that the Company shall cause the Subsidiary to be formed under the DGCL.

RESOLVED FURTHER, that pursuant to Section 253 of the DGCL, the Company shall merge the Subsidiary with and into itself, so that the Company possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations.

RESOLVED FURTHER, that, in connection with the Merger, the name of the Company shall be changed to Mast Therapeutics, Inc. and the Company’s trading symbol on the NYSE MKT shall be changed to “MSTX”, or such other trading symbol as shall be available and as the officers of the Company shall select.

RESOLVED FURTHER, that any authorized officer of the Company be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware.

RESOLVED FURTHER, that the effective date of the Certificate of Ownership and Merger, the Merger and the Name Change provided for in the Certificate of Ownership and Merger shall be March 11, 2013, or any later date as determined by an authorized officer of the Company.

RESOLVED FURTHER, that in connection with the Name Change, the authorized officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file any and all notices and filings with the U.S. Securities and Exchange Commission, the NYSE MKT, the Company’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state or local tax authority, and to obtain a new CUSIP number, and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing.

RESOLVED FURTHER, that, in connection with the Name Change, the authorized officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to execute and file any and all documents required to effectuate the Name Change in any U.S. state or territory in which the Company is authorized to do business.

RESOLVED FURTHER, that in connection with the Name Change, the stock certificates representing the Company’s common stock, par value $0.001 per share per share, shall be modified to reflect the name Mast Therapeutics, Inc., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name Mast Therapeutics, Inc., is adopted and approved.

RESOLVED FURTHER, that in connection with the Name Change, the authorized officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Company.

RESOLVED FURTHER, that in connection with the Name Change, the authorized officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to amend and restate the Company’s bylaws, employee benefits plans, corporate governance documents, and any and all other necessary documents to reflect the new name of the Company.

RESOLVED FURTHER, that any actions taken by the authorized officers of the Company, whether prior or subsequent to the date hereof, that are consistent with the intent and purposes of the foregoing resolutions be, and the same hereby are, ratified, approved and confirmed.